Filed pursuant to Rule 433

Registration Statement No. 333-200663

Final Term Sheet

December 2, 2014

TENNECO INC.

5.375% SENIOR NOTES DUE 2024

FINAL TERM SHEET

Dated: December 2, 2014

Issuer:	Tenneco Inc. (the “Company”)

Title of Securities:	5.375% Senior Notes due 2024

Aggregate Principal Amount:	$225,000,000

Maturity Date:	December 15, 2024

Coupon:	5.375% per annum

Issue Price:	100% plus accrued interest, if any, from December 5, 2014

Yield to Maturity:	5.375%

Underwriting Discount:	1.500%

Net Proceeds to

Tenneco (before expenses):	$221,625,000

Interest Payment Dates:	June 15 and December 15, beginning on June 15, 2015.

Record Dates:	June 1 and December 1

Optional Redemption:	Make-whole call at T+50 until December 15, 2019.

	On and after December 15, 2019, at the prices set forth below for the years beginning on the dates set forth below, plus accrued and unpaid interest:

	Year	Price

	December 15, 2019	102.688%

	December 15, 2020	101.792%

	December 15, 2021	100.896%

	December 15, 2022 and thereafter	100.000%

Optional Redemption with Equity Proceeds:	Up to 35% at 105.375% prior to December 15, 2017

Trade Date:	December 2, 2014

Settlement Date:	December 5, 2014 (T+3)

Joint Book-Running Managers:	Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC
BBVA Securities Inc.
Capital One Securities, Inc.
CIBC World Markets Corp.
Commerz Markets LLC
HSBC Securities (USA) Inc.
KBC Securities USA, Inc.
PNC Capital Markets LLC
RBS Securities Inc.
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	88037E AJ0 /US88037EAJ01

Distribution:	SEC registered

The information in this term sheet supplements the Company’s preliminary prospectus supplement, dated December 2, 2014 (the “Preliminary Prospectus Supplement”). This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the Preliminary Prospectus Supplement in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at the following number: 1-800-326-5897 or by e-mailing a request to: cmclientsupport@wellsfargo.com or by calling Citigroup Global Markets Inc. toll-free at the following number: 1-800-831-9146 or by calling Morgan Stanley & Co. LLC toll-free at the following number: 1-866-718-1649.